FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  May 15, 1997.



                           HIGH PLAINS CORPORATION

           (Exact name of registrant as specified in its charter)


Kansas                                                              #1-8680
(State or other jurisdiction of                            (Commission File
incorporation)
Number)


200 W. Douglas                                                  #48-0901658
Suite #820                                                    (IRS Employer
Wichita, Kansas 67202                                   Identification No.)
(Address of prinicipal
exeuctive offices)


                                (316)269-4310
                       (Registrant's telephone number)

Item  5  Other Information

Wichita, KS, April 25, 1997 -- High Plains Corporation (NASDAQ:HIPC) today reported net income of $427,922 or $.03 per share on sales of $20,570,905 for the fiscal third quarter ended March 31, 1997 . This compares to net income of $950,359 or $.06 per share on sales of $22,398,551 for the same quarter last year.

The Company also reported net income of $1,602,394 or $.10 per share for the nine month period ended March 31, 1997, on sales of $38,699,005. This compares to net income of $3,230,717 or $.21 per share on revenues of $66,055,183 for the same nine month period last year

                                     Financial Highlights
                               Three-Months             Nine-Months
                               Ended March 31           Ended March 31,
                              1997        1996         1997        1996
Sales                     $20,570,905  $22,398,551  $38,699,005  $66,055,183
Net Income                $   427,922  $   950,359  $ 1,602,394  $ 3,230,717
Net earnings per share    $       .03  $       .06  $       .10  $       .21
Weighted average shares
 outstanding               15,996,347   15,816,709   15,953,591   15,683,221


"In this quarter, we were affected by reductions in ethanol prices, higher feedstock costs, and some plant production interruptions at our York, Nebraska plant which reduced our profitability," said Raymond G. Friend, the Company's President. "The prices on the portion of ethanol gallons we were unable to pre-sell dropped earlier than normal for the wintertime Oxyfuel Season period. Spot prices dropped as low as $1.02, but have now rebounded and appear to have stabilized at approximately $1.10 per gallon."

"Both plants are currently operating at capacity, producing fuel grade ethanol only. Our engineers are working on process changes for our industrial grade production unit. They are confident that small process changes should allow us to eliminate the slight odor that we have been so far unable to remove. The cost of these process changes is expected to be minimal."

"We expect to begin limited shipments of the Industrial Grade product by month end, at sales prices which should yield higher net margins than the fuel grade product. We are continuing to pursue supply agreements with several other potential industrial grade ethanol customers as well."

In other news, the Company reported the extension of the Kansas Agricultural Ethanol Production Incentive Program which contributes approximately $.08 per gallon to the Company's profitability on ethanol produced at their Colwich, Kansas plant. The Kansas Ethanol Production Incentive Program was extended to July 1, 2001.

Mr. Friend stated, "We are pleased that Kansas Legislators recognize the economic and environmental benefits that ethanol provides for all of our citizens, including Kansans."

A conference call is being held by High Plains at 2:30 p.m. Eastern Standard Time today. To participate in the call, dial 800-967-7134 approximately 15 minutes prior to its starting time.

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol with approximately 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

"THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to risks detailed from time to time in the Company's Securities and Exchange Commission filings.



                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   May 15, 1997                     HIGH PLAINS CORPORATION


                                        Raymond G. Friend
                                        President